EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the __th day of October 2007, between Future Now Group, Inc., a Nevada corporation (the “Company” or “FNGI”), and Bryan Eisenberg (the “Executive”). This Agreement automatically becomes effective (the “Effective Date”) upon the Company closing on the reverse merge (the “Transaction”) with Future Now, Inc. (“FNI”).

INTRODUCTION

The Company and the Executive desire to enter into an employment agreement embodying the terms and conditions of the Executive’s employment.

NOW, THEREFORE, the parties agree as follows:

1. Definitions

(a) “Affiliate” means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company.

(b) “Applicable Period” or “Employment Period” means the period of the Executive’s employment

(c) “Area” means the United States.

(d) “Board of Directors” means the Board of Directors of the Company.

(e) “Business of the Company” means any business that carries on the business of a securities brokerage house.

(f) “Cause” means the occurrence of any of the following events: (i) willful and continued failure (other than such failure resulting from his incapacity during physical or mental illness) by the Executive to substantially perform his duties with the Company or an Affiliate; (ii) conduct by the Executive that amounts to willful misconduct or gross negligence; (iii) any act by the Executive of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or an Affiliate; (iv) commission by the Executive of a felony or any other crime involving dishonesty; (v) the habitual and disabling use by the Executive of alcohol or drug; (vi) failure by the Executive to maintain licenses required under federal and state securities laws or (vii) a material breach of the Agreement by the Executive.

(g) “Competing Business” means any person, firm, corporation, joint venture or other business entity which is engaged in the Business of the Company (or any aspect thereof) within the Area.

(h) “Confidential Information” means data and information relating to the business of the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through its relationship to the Company and which has value to the Company and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(i) “Disability” means the inability of the Executive to perform any of his duties hereunder due to a physical, mental, or emotional impairment, as determined by an independent qualified physician (who may be engaged by the Company), for a ninety (90) consecutive day period or for an aggregate of one hundred eighty (180) days during any three hundred sixty-five (365) day period.

(j) “FNGI” means Future Now Group, Inc, a Nevada corporation and public reporting company traded on the over-the-counter bulletin board.

(k) “Termination Date” means the date which corresponds to the first to occur of (i) the death or Disability of the Executive, (ii) the last day of the Term as provided in Section 4(a) below or (iii) the date set forth in a notice given pursuant to Section 4(b) below.

(l) “Trade Secrets” means information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The provisions in this Agreement restricting the use of Trade Secrets shall survive termination of this Agreement for so long as is permitted under Connecticut law.

2. Terms and Conditions of Employment.

(a) Employment. The Company hereby employs the Executive as its Executive Vice President - Intellectual Property and the Executive accepts such employment with the Company in such capacity. The Executive shall report to the Chief Executive Officer and shall have such authority and responsibilities and perform such duties as shall reasonably be assigned to the Executive from time to time by the Chief Executive Officer or the Board of Director.

(b) Exclusivity. Throughout the Executive’s employment hereunder, the Executive shall devote substantially all the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment (vacations and reasonable absences due to illness excepted), shall faithfully and industriously perform such duties, and shall diligently follow and implement all management policies and decisions of the Company. However, it is understood that from time to time the Executive may have individual speaking engagements or otherwise be involved as an advisory or board member of other company and received periodic additional compensation from such activities.

3. Compensation.

(a) Base Salary. In consideration for the Executive’s services hereunder, the Company shall pay to the Executive an annual base salary in the amount of $150,000 initially. The Executive’s annual base salary shall be reviewed at least annually by the Company, and the Company may increase the Executive’s annual base salary from time to time and not decrease it. The Company shall pay annual base salary in accordance with the normal payroll payment practices of the Company and subject to such deductions and withholdings as law or policies of the Company, from time to time in effect, may require.

(b) Annual Bonus. In addition to the payment under Section 3(a) hereof, the Executive shall be entitled to participate in a bonus pool (the “Bonus Pool”) for employees of the group responsible for managing and growing the operations of the Company (the “Future Now Management Group”). At all times during the term that the Executive is employed with the Company shall he have a voting right as to the decisions and participate in the Future Now Management Group Bonus Pool. The composition of Future Now Group shall be determined by the Board from time to time and at during the term of this agreement include the Executive. The Bonus Pool for a particular Fiscal Year shall be equal to, 5% for the first year, 7.5% for the second Year and 10% for the third year, of the Pre-Bonus Pre-Tax Profits (as defined below), less the deductions specified in Section 3 (b)(1) below. Amounts paid to the Executive out of the Bonus Pool, including any deferred bonus amounts as hereinafter provided, are collectively referred to herein as the “Bonus Award.” To the extent necessary to avoid the limitation on the federal tax deductibility of the Bonus Award for any year under Section 162 (m) of the Internal Revenue Code of 1986, as amended (the “Code”), payment thereof may, at the sole discretion of the Board, or a committee thereof, be deferred only to the extent necessary to avoid exceeding such Section 162 (m) limitation to the first taxable year of the Company in which the payment would be fully deductible; provided, however, that the Bonus Award or portion thereof shall be deferred only in the event that the compensation of other executives of the Company whose compensation is subject to Section 162 (m) is deferred under circumstances similar to those of the Executive. Except as provided in the previous sentence, the Bonus Award for a Fiscal Year shall be payable as soon as practicable after the release of the Company’s audited financial statements for such Fiscal Year, but in no event later than ninety (90) days after the end of such Fiscal Year. In the case of deferral as described above, amounts deferred shall be credited with such interest and on such other items as the Company and the Executive shall mutually agree. All deferred Bonus Awards shall be payable within thirty (30) days after the beginning of the first Fiscal Year in which such amount may be paid.

(1)
“Pre-Bonus Pre-Tax Profits” shall mean the amount, if any, determined in accordance with Generally Accepted Accounting Principles (“GAAP”) consistently applied from year to year, by which the total consolidated revenues of the FNGI for a particular Fiscal Year exceed all direct expenses incurred in generating such revenues and in the operation and conduct of the business during that Fiscal Year. Such expenses include, but are not limited to; (a) all salaries and non-bonus compensation paid to all employees of the Company, including the Executive, which includes related payroll taxes, insurance and other benefits, any profit-sharing contributions made on behalf of such employees, the cost of any stock options or other equity awards made to such employees and any amounts paid to such employees upon termination of employment; (b) rent (at the Company’s cost per square foot); (c) telephones; (d) quotation, pricing and portfolio management and client accounting systems; (e) computer hardware and software; (f) electronic and other office equipment; (g) sales commissions payable to Company sales personnel and third-parties; (h) consulting and solicitation fees; (i) business travel and entertainment determined in accordance with the Company’s policies; (j) legal and professional fees; and (k) membership dues and subscriptions

(2)
For each Fiscal Year during the Employment Period, the following amounts shall be deducted from the Bonus Pool prior to the award of bonuses to any employees, including the Executive; (a) any minimum bonus paid to other members of the Future Now Management Group with respect to the particular Fiscal Year and (b) any Bonus Shortfall (as defined below) from prior Fiscal Years.

(3)
The amount remaining in the Bonus Pool after making the deductions specified above shall be distributed by the Executive to employees of the Future Now Management Group, as determined by those with voting rights, subject to the approval of the Board and, where appropriate a Committee thereof. In the event that, after making the necessary deductions specified above, the Bonus Pool for a particular Fiscal Year is not sufficient to pay bonuses to employees of the Future Now Management Group other than the Minimum Bonus Award paid, the Company may determine, in its sole discretion, to pay bonuses to such employees. The amount by which the total bonuses paid to employees of the Future Now Management Group, including the Executive and the other employees entitled to guaranteed minimum bonuses exceeds the amount of the Bonus Pool (the “Bonus Shortfall”) shall be deducted from the Bonus Pool for the next Fiscal Year.

(4)	“Fiscal Year” shall mean the year beginning on each July 1st and ending on each June 30th of the following year.

(c) Stock Based Compensation. Stock options or other stock-based compensation will be awarded to the Executive at the discretion of the Board of Directors, or a committee thereof, and pursuant to the Company’s stock option plan(s). Furthermore, as detailed in the Appendix A to this Agreement, the Executive will be entitled to certain performance based stock grants.

(d) Vacation. The Executive shall be entitled to a minimum of three weeks vacation per year in accordance with the Company’s policy, to be taken at times mutually convenient to the Company and the Executive.

(e) Expenses. The Executive shall be entitled to be reimbursed in accordance with the policies of the Company, as adopted and amended from time to time, for all reasonable and necessary expenses incurred by the Executive in connection with the performance of the Executive’s duties of employment hereunder; provided, however, the Executive shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by the Company.

(f) Benefits. The Executive shall be entitled to fully-paid medical and dental benefits (including full family, if so elected) as senior management. Furthermore, the Executive will also be entitled to other benefits that generally may be made available to executive employees of the Company from time to time, including, once established, long-term disability and 401K Benefits. The Executive will be entitled to a car allowance of $500 per month and any tax implications will be handled by grossing up such payment.

4. Term, Termination and Termination Payments.

(a) Term. The term of this Agreement (the “Term”) shall commence as of the effective date provided for above (the “Commencement Date”) and shall expire on the third (3rd) anniversary of the Commencement Date with automatic extensions for successive additional one-year terms, as provided herein. Ninety (90) days before the end of the second (2nd) year and ninety (90) days before the end of each year thereafter, the Agreement is extended for an additional one year period unless either party gives prior notice of termination. In the event prior notice of termination is given, this Agreement shall terminate at the end of the remaining Term then in effect.

(b) Termination. This Agreement and the Executive’s employment by the Company hereunder may only be terminated before expiration of the Term (i) by mutual agreement of the Executive and the Company; (ii) by the Company for Cause, (iii) by the Executive for any reason; or (iv) by the Company or the Executive due to the Disability of the Executive. This Agreement shall also terminate immediately upon the death of the Executive. Notice of termination by either the Company or the Executive shall be given in writing and shall specify the basis for termination and the effective date of termination.

(c) Effect of Termination. Upon termination of this Agreement and the Executive’s employment hereunder, the Company shall have no further obligation to the Executive or the Executive’s estate with respect to this Agreement, except for payment of salary and bonus amounts, if any, accrued pursuant to Section 3(a) or 3(b) hereof and unpaid at the Termination Date, and termination payments, if any, set forth in Section 4(e), subject to the provisions of Section 12 hereof. Section 4(e) does not apply to a termination of employment due to the Executive’s Disability or death. Nothing contained herein shall limit or impinge any other rights or remedies of the Company or the Executive under any other agreement or plan to which the Executive is a party or of which the Executive is a beneficiary.

(d) Survival. The covenants of the Executive in Sections 5, 6 and 7 hereof shall survive the termination of this Agreement and the Executive’s employment hereunder and shall not be extinguished thereby.

(e) Termination Payments. Except as set forth in Section 4(b)(i) hereof, upon termination of the Executive’s employment by the Company without Cause, the Company shall be obligated to continue to pay the Executive his annual base salary in effect as of the Termination Date for three (3) months after termination of employment. Payments made under this Section 4(e) shall be paid as a salary continuation. In the event the Company appoints a new Executive with the same title and responsibilities of the Executive, the Executive shall have the right to terminate the Employment Period upon thirty (30) days’ written notice to the Company and receive full benefits under Section 4 (c) above.

5. Agreement Not to Compete and Not to Solicit Customers.

(a) Agreement Not to Compete. The Executive agrees that commencing on the Commencement Date and continuing through the Applicable Period, he will not (except on behalf of or with the prior written consent of the Company, which consent may be withheld in Company’s sole discretion), within the Area, either directly or indirectly, on the Executive’s own behalf, or in the service of or on behalf of others, engage in or provide services of a similar type or nature as he performs for the Company to any Competing Business. For purposes of this Section 5, the Executive acknowledges and agrees that the Business of the Company is conducted in the Area. . During the Non-Competition period (as defined below), the Executive shall not (except as an officer, director, employee, agent or consultant of the Company or any of its Affiliates), directly or indirectly, own, manage, operate, join, or have a financial interest in, control or participate in the ownership, management, operation or control of, or be employed as an employee, agent or consultant, or in any other individual or connection with, or be otherwise connected in any manner with any business or enterprise, wherever located, which is similar to or competitive with the Company’s core disciplines, the business carried on or planned by the Company, or the business carried on by the Executive at any time during the one year immediately preceding the termination of the Employment Period, unless the Executive has obtained the prior written consent of the Board, provided, however, that the foregoing restriction shall not be construed to prohibit the ownership by the Executive of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses,, having a class of securities pursuant to Section 12 (b) or 12 (g) of the 1934 Act, which securities are publicly owned and regularly traded on any national securities exchange or in the over-the-counter market; provided further, that such ownership represents a passive investment and that neither the Executive nor any group or persons including the Executive in any way, either directly or indirectly, manages or exercises control of nay such corporation, guarantees any of its financial obligations, otherwise takes part in its business other than exercising his rights as a stockholder, or seeks to do any of the foregoing.

(b) For purposes of this Agreement, the “Non-Competition Period” shall mean; (a) the Employment Period, and (b) any period during which the Executive is receiving Termination Payments as a result of the Company’s termination of the Employment Period. In the event that the Company terminated the Employment Period other than for cause, or the Executive terminates the Employment Period for Good Reason, the Executive may elect at any time after such termination, by ten (10) days’advance written notice to the Company, to terminate the Non-Competition Period. On and after such election, the Company shall have no further obligation to make any termination Payments, except for such amounts as shall have been accrued prior to the date of such election. The parties acknowledge and agree that, except as restricted by the terms of this Agreement, nothing in this Agreement is intended to preclude the Executive from obtaining employment in the marketing and internet analytics industry following termination of the Employment Period.

(c) Agreement Not to Solicit Customers. During the Non-Competition Period and one year after the termination of the Agreement by the Executive for any reason or the Company for Cause, the Executive shall not, directly or indirectly, whether for his own account or for the account of any other individual or entity, solicit or canvass the trade, business or patronage of any individuals or entities that were customers of the Company, or any Affiliate for which the Executive was working at the time of such termination, during the twelve(12) months immediately proceeding the termination of the Employment Period, or prospective customers with respect to whom a sales effort, presentation or proposal (other than just a mass mailing) was made by the Company, or any Affiliate for which the Executive was working at the time of such termination. Upon writted request of the Executive following termination of the Employment Period, the Company shall provide a list of customers and prospective subject to this Section.

6. Agreement Not to Solicit Employees.

The Executive agrees that commencing on the Commencement Date and continuing through the Applicable Period, and for one year following the termination of the Agreement by the Executive for any reason or by the Company for Cause, the Executive will not, either directly or indirectly, on the Executive’s own behalf or in the service of or on behalf of others, solicit, divert or hire, or attempt to solicit, divert or hire, to any Competing Business in the Area any person employed by the Company or an Affiliate, whether or not such employee is a full-time employee or a temporary employee of the Company or an Affiliate and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

7. Ownership and Protection of Proprietary Information.

(a) Confidentiality. All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Executive while employed by the Company are confidential to and are and will remain the sole and exclusive property of the Company. Except to the extent necessary to perform the duties assigned to him by the Company, the Executive will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by the Executive to lose its character or cease to qualify as Confidential Information or Trade Secrets.

(b) Return of Company Property. Upon request by the Company, and in any event upon termination of the employment of the Executive with the Company for any reason, as a prior condition to receiving any final compensation hereunder (including payments pursuant to Section 4(e)), the Executive will promptly deliver to the Company all property belonging to the Company, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in the Executive’s custody, control or possession.

(c) Survival. The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets disclosed by the Company or developed by the Executive prior to or after the date hereof. The covenants restricting the use of Confidential Information will continue and be maintained by the Executive for a period of two years following the termination of this Agreement. The covenants restricting the use of Trade Secrets will continue and be maintained by the Executive following termination of this Agreement for so long as permitted under Connecticut law.

8. Contracts or Other Agreements with Former Employer or Business.

The Executive hereby represents and warrants that he is not subject to any employment agreement or similar document, except as previously disclosed and delivered to the Company, with a former employer or any business with which the Executive has been associated, which on its face prohibits the Executive during a period of time which extends through the Commencement Date from any of the following: (i) competing with, or in any way participating in a business which competes with the Executive’s former employer or business; (ii) soliciting personnel of such former employer or business to leave such former employer’s employment or to leave such business; or (iii) soliciting customers of such former employer or business on behalf of another business.

9. Remedies.

(a) The Executive agrees that the covenants and agreements contained in Sections 5, 6 and 7 hereof are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of the Company and the Business of the Company; that the Company is engaged in and throughout the Area in the Business of the Company; that the Executive has access to and knowledge of the Company’s business and financial plans; that irreparable loss and damage will be suffered by the Company should the Executive breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that, in addition to other remedies available to it, the Company shall be entitled to specific performance of this Agreement and to both temporary and permanent injunctions to prevent a breach or contemplated breach by the Executive of any of such covenants or agreements.

(b) In addition to any other rights the Company may have pursuant to this Agreement, if Executive breaches any of his obligations under Sections 5, 6, or 7 or, directly or indirectly, on the Executive’s own behalf or in the service of or on behalf of others, engages in or provides services similar in type or nature to those provided for the Company to, or owns (other than ownership of less than five percent (5%) of the outstanding voting securities of an entity whose voting securities are traded on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System) a beneficial or legal interest in, any Competing Business within the Area during the Applicable Period, Executive will forfeit any amounts owed to Executive under Section 4(e) which have not been paid to Executive by the Company and Executive shall immediately repay to the Company all amounts previously paid to Executive pursuant to Section 4(e).

10. No Set-Off.

The existence of any claim, demand, action or cause of action by the Executive against the Company, or any Affiliate of the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of its rights hereunder. The existence of any claim, demand, action or cause of action by the Company against the Executive, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Executive of any of his rights hereunder.

11. Notice.

All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the parties to one another):

If to the Company:	Future Now Group, Inc.
C/O Chief Financial Officer
55 Washington St - Suite 419
Brooklyn, NY, 11201

If to the Executive:	Bryan Eisenberg
2401 East 23rd St
Brooklyn, NY 11235

Notices delivered in person shall be effective on the date of delivery.  Notices delivered by mail as aforesaid shall be effective upon the third calendar day subsequent to the postmark date hereof.

12. Miscellaneous.

(a) Assignment.  Neither this Agreement nor any right of the parties hereunder may be assigned or delegated by any party hereto without the prior written consent of the other party.

(b) Waiver.  The waiver by the Company of any breach of this Agreement by the Executive shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.

(c) Arbitration.  Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration. However, the provisions of this Subsection (c) shall not prevent the Company from instituting an action under this Agreement for specific performance of this Agreement or injunctive relief as provided in Section 9 hereof.

(d) Applicable Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of New York.

(e) Entire Agreement.  This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all oral agreements, and to the extent inconsistent with the terms hereof, all other written agreements.

(f) Amendment.  This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the parties hereto.

(g) Severability.  Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.

(h) Captions and Section Headings.  Except as set forth in Section 1 hereof, captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

[Signature Page to follow - Rest of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and the Executive have each executed and delivered this Agreement as of the date first shown above and as provided for under the preceding 12 sections and 11 pages.

THE COMPANY: FUTURE NOW GROUP, INC.

By:

Title:

ATTEST:

Title: [CORPORATE SEAL]

EXECUTIVE:

BRYAN EISENBERG

APPENDIX A

Performance Based Stock Grants:

The Company agrees to CONDITIONALLY grant to the Executive shares of common stock in the Company (the “Common Stock”) at seven different periods: (i) the first (“Grant One”) being upon the conclusion of a 1 year period following the Effective Date, (ii) the second (“Grant Two’) being upon the conclusion of a 1 and one-half year period following the Effective Date, (iii) the third (“Grant Three”) being upon the conclusion of a 2 year period following the Effective Date, (iv) the fourth (“Grant Four”) being upon the conclusion of a 2 and one-half year period following the Effective Date, (v) the fifth (“Grant Five”) being upon the conclusion of a 3 year period following the Effective Date, (vi) the sixth (“Grant Six”) being upon the conclusion of a 4 year period following the Effective Date and, (vii) the seventh (“Grant Seven”) being upon conclusion of a 5 year period following the Effective Date ( Grant One, Grant Two, Grant Three, Grant Four, Grant Five, Grant Six and Grant Seven, may be referred to as “Grant” or “Grants”). Each Grant shall be equivalent to a “Stock Percentage” of the Common Stock Equity of the Company (defined below) calculated as of the “Final Date” associated with the Grant, as follows:

Gant	Stock Percentage	Final Date
Grant One	2.25%	1 Year from Effective Date
Grant Two	1.75%	1 ½ Years from Effective Date
Grant Three	1.25%	2 Years from Effective Date
Grant Four	1.0%	2 ½ Years from Effective Date
Grant Five	0.85%	3 Years from Effective Date
Grant Six	0.65%	4 Years from Effective Date
Grant Seven	0.55%	5 Years from Effective Date

The Grant will be earned based upon Performance Criteria achieved by the Company as defined below. AT ANY TIME AFTER THE COMPANY HAS IMPLEMENTED AN EFFECTIVE ESOP PROGRAM THE EXECUTIVE MAY OPT TO ACCEPT OPTION GRANTS IN LIEU OF RESTRICTED COMMON STOCK GRANTS ON A ONE FOR ONE BASIS. THE EXECUTIVE MAY DO SO AT EACH INDIVIDUAL GRANT DATE.

The number of shares of Common Stock reflected by the Stock Percentage (“Executive Shares”) shall be calculated against all issued and outstanding capitals tock or other equity or conversion right in the Company inclusive of warrants (in aggregate the “Company Equity). With respect to any convertible stock of he Company, including without limitation preferred stock classes and any other conversion right, the calculation determining the number of Executive Shares shall be made as if each such conversion had taken place in accordance with the conversion rights associated with such security, (without regard to limitations on the number of shares that may be converted in a single instance or in a defined period), on the Final Date (“Imputed Conversion”). The price of the Common Stock to be used for calculating the Imputed Conversion shall be the average price of the Common Stock for the 10 business days prior to the Final Date reflected on the OTCBB Market or if the Common Stock is no longer listed on that market, the principal securities exchange or trading market on which the Common Stock is listed or traded, including the pink sheets. With respect to each Grant the final calculation of the total number of Executive Shares shall be made within fifteen days of the Final Date, in accordance with the following formula (“Formula”):

Total # Executive Shares = Applicable Stock Percentage x the Equity

The Equity = Company Equity Outstanding as of the Final Date + number of Commons Stock resulting from Imputed Conversion

Each Grant is CONDITIONED upon the Company achieving it year-end performance objectives for revenue and profitability, based on a plan to be ratified by the Board of the Company during regularly scheduled meetings for each of the applicable years. For example, whether Grant One occurs will be measured against the plan set forth by the Board in the second quarter of 2007 for the year ended June 30, 2008.

The subject shares issued via each grant are non-transferable and subject to forfeiture.

Registration - All Executive Shares may be unregistered, unless registered prior to issuance. Such unregistered shares shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE, IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

Executive Shares shall not contain the legend set forth above or any other restrictive legend if all the following conditions are satisfied: (i) there is an effective Registration Statement under the Securities Act at such time, (ii) the Executive has delivered a certificate to the Company to the effect that the Executive will comply with all applicable prospectus delivery requirements under the Securities Act in any sale or transfer of the Executive Shares by the Executive, and (iii) the Executive has delivered to the Company an opinion of counsel (acceptable to the Company) that such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company agrees that it will provide the Executive, upon request, with a certificate or certificates representing the Executive’s share, free from such legend at such time as such legend is no longer required hereunder. The Company may not make any notations on its records or give instructions to any transfer agent of the Company which enlarges the restrictions of transfer set forth in this section.

The Company covenants that it will take such further action as any holder of the Executive Shares may reasonably request, all to the extent required from time to time to enable such holder to sell the shares without registration under the Securities Act within the limitation of the exemption provided by Rule 144 promulgated under the Securities Act, including the legal opinion of counsel to the Company pursuant in a written letter to such effect, addressed and acceptable to the Company’s transfer agent for the benefit of and enforceable by the Executive or successor in interest thereto. Upon the request of any such holder, the Company shall deliver to such holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Registration Rights - in the event of a registration of the Company’s common stock following the Final Date, the Executive shall have the right to participate in such registration at the Company’s expense. Additionally, for a period of five years form the date of this Agreement, the Executive shall have preemptive rights in the event of any potentially dilutive event (excluding exercise of any conversion rights accounted for in the Imputed Conversion described above), such that the Executive may, within a reasonable time, elect to participate in such dilutive event under the terms thereof to maintain Executive’s then current percentage interest in the Company.